Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Statement on Form 1-A of Masterworks Vault 3, LLC of our report dated August 29, 2023, relating to the consolidated financial statements of the Company as a whole and each listed Series. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ AGD Legal, S. C.

Cancun, Quintana Roo
August 29, 2023